Exhibit 23.1

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 1999 Long-Term Incentive Plan (as amended and restated February 6, 2014) of UDR, Inc. of our reports dated February 25, 2014, with respect to the consolidated financial statements and schedule of UDR, Inc. and the effectiveness of internal control over financial reporting of UDR, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Denver, Colorado
December 22, 2014